Exhibit 99.1

Press Release Dated July 20, 2005

NEWS RELEASE

July 20, 2005

Farmers Capital Bank Corporation Announces Six Months Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq: FFKT) reported net income of $7,944,000 for the six months ended June 30, 2005, an increase of $695,000 or 9.6% compared to $7,249,000 reported for the six months ended June 30, 2004. Basic and diluted net income per share were $1.17 and $1.16 for the current six months, an increase of $.09 or 8.3% and $.09 or 8.4%, respectively compared to $1.08 and $1.07 a year earlier. For the three months ended June 30, 2005, net income was $3,888,000, an increase of $147,000 or 3.9% compared to $3,741,000 for the same period in 2004. Basic and diluted net income per share were $.57 for the current three months, an increase of $.01 or 1.8% and $.02 or 3.6%, respectively compared to $.56 and $.55 in the same period a year ago.

The increase in net income for the three and six months ended June 30, 2005 is primarily attributed to an increase in net interest income and a lower provision for loan losses offset by a higher effective federal income tax rate. Net interest income for the current quarter was $11,300,000, an increase of $751,000 or 7.1% compared to $10,549,000 during the same period a year earlier. Net interest income for the current six-month period was $22,402,000, an increase of $1,508,000 or 7.2% compared to $20,894,000 for the same six months in 2004. The increase in net interest income in the quarterly and six-month comparisons can be attributed to higher interest income, primarily on loans, which offset the growth in interest expense.

The provision for loans losses decreased $465,000 or 103.8% and $877,000 or 107.9% in the three and six-month comparisons, respectively. The negative provision for loan losses of $17,000 and $64,000 for the current three and six months is attributed to a $900 thousand and $4.8 million reduction in nonperforming loans in the current three and six-month periods ended June 30, 2005 and the sale of the Company’s credit card portfolio during the first six months of 2005. Nonperforming loans include nonaccrual loans and loans past due 90 days or more in which interest is still accruing. Nonperforming loans and credit card loans typically have larger allowances due to their identified risk of loss characteristics.

Noninterest income increased $924,000 or 21.8% and $2,361,000 or 28.4% in the quarterly and year to date comparisons, respectively. The increase in noninterest income was led by higher allotment processing fees of $444,000 or 220.9% and $898,000 or 224.5% for the quarter and year to date periods, respectively and is attributed to the FiNET acquisition late during 2004. Other significant increases in noninterest income include service charges and fees on deposits of $435,000 or 20.8% for the quarter and $800,000 or 20.1% for the six-month comparison, gains on the sale of mortgage loans of $150,000 or 211.3% for the quarter and $294,000 or 255.7% for the six-month comparison, and a one-time $700,000 gain on the sale of the Company’s credit card portfolio for the six-month comparison. Notable declines in noninterest income include income from bank owned life insurance of $22,000 or 6.1% for the quarter and $196,000 or 25.6% for the six-month comparison due to lower crediting rates on the underlying investments and lower service charges, commissions, and fees of $93,000 or 13.5% and $139,000 or 10.1% for the quarter and year to date comparisons, respectively. Up until recently, the underlying investments related to the bank owned life insurance have been repricing in a lower interest rate environment.

Noninterest expenses increased $1,720,000 or 17.9% and $3,547,000 or 18.4% for the current three and six months respectively, compared to the same periods a year earlier. These increases offset the higher amount of reported noninterest income. The increase in noninterest expenses occurred across a broad range of line items and is generally attributed to the Company's business expansion during the last half of 2004. The most significant increase was salaries and employee benefits, which grew $771,000 or 14.3% and $1,337,000 or 12.4% in the three and six-month comparisons, respectively as the average number of full time equivalent employees rose to 519 from 468 for the three-month comparison and 517 from 462 in the six-month comparison. Other notable increases include amortization of intangibles of $246,000 and $491,000 in the three and six month comparisons, respectively, and auditing expenses of $69,000 and $187,000 in the same comparable periods. The effective income tax rate increased to 24.2% from 20.5% in the three-month comparison and to 22.8% from 20.3% in the six-month comparison. This resulted in an increase in income tax expense of $273,000 or 28.2% and $504,000 or 27.3% in the quarterly and year to date comparisons, respectively.

As previously disclosed, on July 1, 2005 the Company announced that it had reached an agreement to acquire Citizens Bancorp, Inc. (“Citizens”). The results presented by the Company will not include the results of Citizens until after the transaction closes, which is expected to be in the fourth quarter of 2005.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 27 banking locations in 16 communities throughout Kentucky, a leasing company, a data processing company, an insurance company, and a mortgage company. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market tier, under the symbol: FFKT.

Consolidated Financial Highlights

(In thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest income	$ 17,702	$ 14,893	$ 34,810	$ 29,632
Interest expense	6,402	4,344	12,408	8,738
Net interest income	11,300	10,549	22,402	20,894
Provision for loan losses	(17)	448	(64)	813
Net interest income after provision for loan losses	11,317	10,101	22,466	20,081
Noninterest income	5,160	4,236	10,684	8,323
Noninterest expenses	11,349	9,629	22,858	19,311
Income before income tax expense	5,128	4,708	10,292	9,093
Income tax expense	1,240	967	2,348	1,844
Net income	$ 3,888	$ 3,741	$ 7,944	$ 7,249

Per common share:
Net income - basic	$ .57	$ .56	$ 1.17	$ 1.08
Net income - diluted	.57	.55	1.16	1.07
Cash dividend declared	.33	.33	.66	.66

Weighted average shares outstanding - basic	6,781	6,730	6,786	6,727
Weighted average shares outstanding - diluted	6,818	6,778	6,829	6,780

			June 30, 2005	June 30, 2004
Cash and cash equivalents			$ 112,112	$ 70,704
Investment securities			327,453	374,648
Loans, net of allowance of $11,775 (2005) and $11,419 (2004)			887,610	781,475
Other assets			91,351	67,342
Total assets			$ 1,418,526	$ 1,294,169

Deposits			$ 1,151,593	$ 1,002,581
Federal funds purchased and securities sold under
agreements to repurchase			67,091	101,148
Other borrowings			52,638	55,263
Other liabilities			12,731	9,794
Total liabilities			1,284,053	1,168,786

Shareholders’ equity			134,473	125,383
Total liabilities and shareholders’ equity			$ 1,418,526	$ 1,294,169

End of period book value per share[1]			$ 19.84	$ 18.63
End of period share value			34.64	35.75
End of period dividend yield[2]			3.81%	3.69%

Averages for the six months ended June 30,	2005	2004
Assets	$ 1,438,660	$ 1,297,621
Deposits	1,159,712	1,027,489
Loans, net of unearned interest	883,769	773,642
Shareholders' equity	131,713	126,648

Return on average assets	1.11%	1.12%
Return on average equity	12.16%	11.51%

1Represents total equity divided by the number of shares outstanding at the end of the period.

2Represents current annualized dividend declared divided by the end of period share value.